CREDIT AGREEMENT

Dated as of November 15, 1996

                                     Between

PENTAIR, INC.

and

FIRST BANK NATIONAL ASSOCIATION

CREDIT AGREEMENT

    THIS CREDIT AGREEMENT, dated as of
November 15, 1996, is by and between PENTAIR, INC., a Minnesota corporation (the "Borrower"), and FIRST BANK NATIONAL ASSOCIATION, a national banking association (the "Bank").

            ARTICLE I
           DEFINITIONS

  Section 1.1    Definitions.  The following terms,
as used herein, have the following meanings:

  "Adjusted CD Rate" applicable to any Interest
Period means a rate per annum determined pursuant to the following formula:

ACDR      =    [CDBR*  ] plus AR
               [1.0 - RP]
ACDR      =    Adjusted CD Rate
CDBR      =    CD Base Rate
RP        =    CD Reserve Percentage
AR        =    Assessment Rate

*    The amount in brackets being rounded
upwards, if necessary, to the next higher 1/100 of 1%.

  "Adjusted Debt to Total Capital Ratio" means the ratio obtained by dividing (i) Consolidated Debt, excluding any Debt arising pursuant to a Sale of Receivables, by (ii) an amount equal to the sum of Consolidated Debt, excluding any Debt arising pursuant to a Sale of Receivables, and Consolidated
Shareholders' Equity.

  "Assessment Rate" means for any Interest
Period the net annual assessment rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) actually assessed to the Bank by the Federal
Deposit Insurance Corporation (or any successor) for such Corporation's (or such successor's) insuring time deposits at offices of the Bank during the most recent period for which such rate has been determined prior to the commencement of such Interest Period.

  "Assessment Rate" means, for any day of any Interest Period for a CD Loan, the rate (rounded upwards, if necessary, to the next higher 1/100 of 1%) determined by the Bank as equal to the annual assessment rate in effect on such day payable to the Federal Deposit Insurance Corporation (the
"FDIC") by a member of the Bank Insurance Fund that is classified as adequately capitalized and within supervisory subgroup "A" (or a comparable successor assessment risk classification with the meaning of 12 C.F.R. section 327.3) for insuring time deposits at offices of such member in the United
States; or, if the FDIC shall at any time cease to assess time deposits based upon such classifications or successor classifications, equal to the maximum annual assessment rate in effect on such day that is payable to the FDIC by commercial banks (whether or not applicable to the Bank) for insuring time deposits at offices of such banks in the United States.

  "Agreement" means this Credit Agreement
dated as of November 15_, 1996, as amended or otherwise modified from time to time.

  "Borrowing" means a borrowing of funds under
Section 2.1, consisting of one or more Loans of the same type made at the same time.

    "Business Day":  Any day (other than a
Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota and, with respect to Eurodollar Loans and Daily Pricing Loans, a day on which dealings in Dollars may be carried on by the Bank in the interbank eurodollar market.

    "CD Base Rate" applicable to any Interest
Period means the rate of interest determined by the Bank for the relevant Interest Period to be the average
(rounded upward, if necessary, to the nearest
1/100th of 1%) of the rates quoted to the Bank at approximately 8:00 a.m., Minneapolis time (or as soon thereafter as practicable), or at the option of the Bank at approximately the time of the request for a CD Loan if such request is made later than 8:00 a.m., Minneapolis time, in each case on the first day of the applicable Interest Period by certificate of deposit dealers selected by the Bank, in its sole discretion, for the purchase from the Bank, at face value, of certificates of deposit issued by the Bank in an amount and maturity comparable to the amount and maturity of the requested CD Loan, or at the option of the Bank determined for such amount and maturity based on published composite quotations of certificate of deposit rates.

  "CD Loan" means an amount loaned to the
Borrower under this Agreement bearing interest at the Fixed CD Rate for the applicable Interest Period pursuant to the applicable Notice of Borrowing.
Borrowings of CD Loans shall be in an aggregate principal amount of $1,000,000 or any larger integral multiple of $100,000.

  "CD Margin" means a percentage determined in accordance with the table below:

  Adjusted
Debt to Total
Capital Ratio                 CD Margin:

 .40 or less                   .325 of 1%

over .40 but not over .55          .400 of 1%

over .55                 .525 of 1%


  "CD Reserve Percentage" means for any day the maximum reserve percentage (expressed as a decimal, rounded upwards, if necessary, to the next higher 1/100th of 1%), as determined by the Bank, in effect on such day (including any ordinary, marginal, emergency, supplemental, special and other reserve percentages) as prescribed by the Federal Reserve Board (or any successor) for determining the maximum reserves to be maintained by member banks of the Federal
Reserve System with deposits exceeding
$1,000,000,000 for new non-personal time deposits for a period comparable to the applicable
Interest Period and in an amount of $100,000 or more. The Fixed CD Rate shall be adjusted automatically on and as of the effective date of any change in the CD Reserve Percentage.

  "Code" means the Internal Revenue Code of
1986, as amended.

  "Commitment" means $25,000,000, as such
amount may be reduced from time to time pursuant to Section 2.7.

  "Consolidated Cumulative Net Income" means the sum of the net income of the Borrower and its Consolidated Subsidiaries for (i) the period from July 1, 1996 through December 31, 1996; and (ii) each fiscal year of the Borrower thereafter;
provided that (x) net income for any period shall be added to Consolidated Cumulative Net Income only when such period is completed and (y) if net income for any period is not positive, such period shall be excluded in calculating Consolidated
Cumulative Net Income.

  "Consolidated Debt" means, at any date, the Debt of the Borrower and its Consolidated
Subsidiaries, determined on a consolidated basis as of such date.

  "Consolidated Shareholder's Equity" means, at any date, the consolidated shareholders' equity of the Borrower and its Consolidated Subsidiaries.

  "Consolidated Subsidiary" means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

  "Controlled Group" means all members of a controlled group of corporations and all trades or business (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Sections 414(b) or 414(c) of the Code.

  "Daily Pricing Loan" means an amount loaned to the Borrower under this Agreement bearing interest at the applicable Daily Pricing Rate pursuant to the applicable Notice of Borrowing.

  "Daily Pricing Rate" means for any day a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula, which rate shall continue in effect until the next succeeding Business Day:


Daily Pricing Rate =    Eurodollar Interbank
Rateplus 0.50%
   1.00 - Eurodollar
    Reserve Percentage


  "Debt" of any Person means at any date,
without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee under capital leases, (v) all Debt of others secured by a Lien on any asset of such Person, whether or not such Debt is assumed by such Person, (vi) the amount of any proceeds of a Sale of Receivables less amounts collected on the receivables sold in such Sale of Receivables, (vii) all non-contingent reimbursement obligations of such Person under letters of credit, and (viii) all Debt (as defined above) of others
Guaranteed by such Person.

  "Debt to Total Capital Ratio" means the ratio obtained by dividing (i) Consolidated Debt by (ii) an amount equal to the sum of Consolidated Debt and Consolidated Shareholders' Equity.

  "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

  "Environmental Claims" means all claims, however asserted, by any governmental authority or other Person alleging potential liability or responsibility for violation of any Environmental
Law, or for release or injury to the environment.

  "Environmental Laws" means all federal, state and local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any judicial, regulating or other governmental authority, in each case relating to environmental, health, safety and land use matters.

  "ERISA" means the Employee Retirement
Income Security Act of 1974, as amended, or any successor statute.

    "Eurodollar Interbank Rate" means the
average offered rate for deposits in United States
Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%):

     (a) for each Eurodollar Loan, for delivery of such deposits on the first day of an Interest
     Period of a Eurodollar Loan, for the number of days comprised therein, which appears on the Reuters Screen LIBO Page as of 11:00 a.m., London time (or such other time as of which such rate appears) on the day that is two Business Days preceding the first day of the Interest Period; or

     (b) for each Daily Pricing Loan, for delivery of such deposits on such day, for an interest period of one month, which appears on the Reuters Screen LIBO Page as of the time selected by the Bank on such day;

     or in either case, the rate for such deposits determined by the Bank at such times and for such interest periods based on such other published service of general application as shall be selected by the Bank for such purpose; provided, that in lieu of determining the rate in the foregoing manner, the Bank may determine the rate based on rates offered to the Bank for deposits in United States
Dollars (rounded upwards, if necessary, to the nearest 1/16 of 1%) in the interbank eurodollar market at such time for delivery on the first day of the Interest Period for the number of days comprised therein. "Reuters Screen LIBO Page" means the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO Page on that service for the purpose of displaying London interbank offered rates of major banks for United
States Dollar deposits).

     "Eurodollar Margin" means a percentage
determined in accordance with the table below:

  Adjusted
Debt to Total            Eurodollar
Capital Ratio                Margin

 .40 or less           .200 of 1%

over .40 but not over .55  .275 of 1%

over .55              .400 of 1%

    "Eurodollar Reserve Percentage" means a
percentage equal to the daily average during the relevant Interest Period (for Eurodollar Loans) or on any Business Day (for Daily Pricing Loans) of the aggregate maximum reserve requirements
(including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board, or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by the Bank, the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities. Without limiting the generality of the foregoing, the Eurodollar Reserve
Requirement shall reflect any reserves required to be maintained by the Bank against (i) any category of liabilities that includes deposits by reference to which the Eurodollar Interbank Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes Eurodollar
Loans.

  "Eurodollar Loan" means an amount loaned to the Borrower under this Agreement bearing interest at the Fixed Eurodollar Rate for the applicable
Interest Period pursuant to the applicable Notice of Borrowing. Borrowings of Eurodollar Loans shall be in an aggregate principal amount of $2,000,000 or any larger integral multiple of $100,000.

  "Event of Default" has the meaning set forth in
Section 7.1.

  "Expense Ratio" has the meaning set forth in
Section 6.4.

  "Facility Fee" has the meaning set forth in
Section 2.6.

  "Fixed CD Rate" means, for any CD Loan, a rate per annum equal to the sum of the applicable
Adjusted CD Rate plus the CD Margin.  The
Adjusted CD Rate and, therefore, the Fixed CD Rate shall be adjusted automatically on and as of the effective date of any change in the CD Reserve
Percentage or the CD Margin.

  The following example will illustrate the calculation of a Fixed CD Rate. Assuming a CD
Base Rate for a 30-day Interest Period of 5.27%, a CD Reserve Percentage of 0%, an Assessment
Rate of 0%, and a CD Margin of .325 of 1%, the Fixed CD Rate would equal:

 .0527
----------    + 0 + .00325 = .00595 = 5.60%
1.00 - 0

  "Fixed Eurodollar Rate" means, for any
Eurodollar Loan, a rate per annum equal to the sum of (a) the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (i) the applicable Eurodollar Interbank Rate by (ii) 1.00 minus the Eurodollar Reserve
Percentage, plus (b) the Eurodollar Margin.  The
Fixed Eurodollar Rate shall be adjusted
automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage or the Eurodollar Margin.

  The following example will illustrate the calculation of a Fixed Eurodollar Rate. Assuming an Interbank Offered Rate for a one month Interest
Period of 5.375%, a Eurodollar Reserve Percentage of 0%, and a Eurodollar Margin of .200 of 1%, the Fixed Eurodollar Rate would equal:

  .05375
  ----------    + .00200 = .005575 = 5.58%
  1.00 - 0

  "Fixed Rate Loans" means CD Loans and
Eurodollar Loans.

  "Guarantee" by any Person means any
obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person or in any manner providing for the payment of any Debt of any other Person or otherwise protecting the holder of such Debt against loss (whether by agreement to keep-well, to purchase assets, goods, securities, services, or to take-or-pay or otherwise); provided that the term
Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or amounts due contingently or otherwise with respect to obligations of Lake Superior Paper
Industries, a former joint venture of the Company, or Flambeau Paper Corp., a former subsidiary of the Company. The term "Guarantee" used as a verb has a correlative meaning.

  "Interest Expense" means, for any period, the sum, without duplication, of the consolidated interest expense of the Borrower and its Consolidated Subsidiaries for such period.

  "Interest Period" means:

  (i)  with respect to each Reference Loan or
Daily Pricing Loan: a period commencing on the date of such Loan and ending on the Termination
Date, provided that any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

  (ii) with respect to each CD Loan: the
period commencing on the date of such Loan and ending 30, 60, 90 or 180 days thereafter, as the Borrower may elect in the applicable Notice of Borrowing, provided that any Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day.

  (iii)     with respect to each Eurodollar Loan:
the period commencing on the date of such Loan and ending one, two, three or six months thereafter, as the Borrower may elect in the applicable Notice of Borrowing, provided that:

  (A)  any Interest Period which would
otherwise end on a day which is not a Business
Day shall be extended to the next succeeding
Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding
Business Day; and

  (B)  any Interest Period which begins on the
last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.
For the purposes of this Agreement, the Borrower or any Subsidiary thereof shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

  "Loan" or "Loans" means one or more Loans to be made by the Bank pursuant to Article II (which may be Reference Loans, CD Loans, Daily Pricing
Loans, or Eurodollar Loans).

  "Material Subsidiary" means (a) each "Borrower" under the Multi-Facility Credit Agreement other than the Borrower hereunder, and (b) each other
Subsidiary of the Borrower that at the time of determination constitutes a "significant subsidiary"
(as such term is defined in Regulation S-X of the Securities and Exchange Commission as in effect on the date of this Agreement).

  "Multi-Facility Credit Agreement" means that certain Multi-Facility Credit Agreement, dated as of November 15, 1996, among the Borrower, certain
Subsidiaries of the Borrower, the Agents, and the Banks (as defined therein), as the same shall thereafter be amended, modified, renewed, or replaced from time to time.

  "Note" means the promissory Note of the
Borrower in the form of Exhibit A, evidencing Loans hereunder.

  "Notice of Borrowing" means a notice
complying with the requirements of Section 3.1.

  "PBGC" means the Pension Benefit Guaranty
Corporation or any entity succeeding to any or all of its functions under ERISA.

  "Person" means an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

  "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by the Borrower or any member of the Controlled
Group for employees of the Borrower or any member of the Controlled Group or (ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

  "Reference Loan" means an amount loaned to the Borrower under this Agreement bearing interest at the applicable Reference Rate. Borrowings of Reference Loans shall be in an aggregate principal amount of the lesser of (ii) $1,000,000 or any larger integral multiple of $100,000 or (ii) the unused amount of the Commitment.

    "Reference Rate": The rate of interest from time to time publicly announced by the Bank as its "reference rate." The Bank may lend to its customers at rates that are at, above or below the Reference Rate. For purposes of determining any interest rate which is based on the Reference Rate, such interest rate shall change on the effective date of any change in the Reference Rate.

  "Refinancing Loan" means a Loan made by the Bank with respect to which, after giving effect to such Loan and the application of the proceeds thereof, no increase results in the aggregate outstanding principal amount of all Loans made by the Bank.

  "Regulatory Change" means, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency.

  "Sale of Receivables" means a sale by the Borrower or a Consolidated Subsidiary, with or without recourse or discount, of an interest in trade receivables of the Borrower or a Consolidated
Subsidiary pursuant to a receivables purchase program or a loan secured by such receivables.

  "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower

  "Taxes" has the meaning set forth in Section
2.16.

  "Termination Date" means June 30, 2001 (or if such date is not a Business Day, the next succeeding day which is a Business Day), as the same may be extended pursuant to Section 2.3, or such earlier date on which the Commitments are terminated pursuant to Section 7.2.

  "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of the Borrower or any member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

  SECTION 1.2 Accounting Terms and
Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect for U.S. domiciled companies from time to time, applied on a basis consistent (except for changes approved by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated
Subsidiaries delivered to the Bank; provided that if the Borrower notifies the Bank that the Borrower desires to amend any covenant in Article VI (or any related definition) to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or such definition), or the Bank notifies the Borrower that the Bank wishes to amend any such covenant (or any such definition) for such purpose, then the Borrower's compliance with such covenant shall be determined (or such definition shall be interpreted) on the basis of generally accepted accounting principles in effect immediately before such change became effective, until either such notice is withdrawn or such covenant (or such definition) is amended in a manner satisfactory to the Borrower and the Bank.

            ARTICLE II

     LOANS AND ADMINISTRATION

  SECTION 2.1  Commitment to Lend.  During the
term hereof until the Termination Date, the Bank agrees, on the terms and conditions set forth in this Agreement, to make Loans to the Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment. Within the foregoing limits, the Borrower may borrow under this Section 2.2, repay
Loans under Section 2.4, and reborrow at any time during the term hereof.

  SECTION 2.2  Extension of Termination Date.
On or not more than 30 days before May 1, 1998, and on or not more than 30 days before May 1 of every second year thereafter, the Borrower may, by written notice to the Bank, request that the Termination Date be extended for an additional two years, effective as of the following June 30;
provided, however, that no such request will be considered if the Termination Date was not extended upon any previous request. The Bank will indicate its acceptance or rejection of any requested extension, which it may do at its sole discretion. If the Bank notifies the Borrower in writing within 30 days after receipt of notice of a requested extension of its acceptance of the requested extension, the extension shall be deemed to have been granted.

  SECTION 2.3  Maturity.  Each Loan shall be
paid in full by the applicable Borrower on the earlier of (i) the last day of the Interest Period applicable thereto or (ii) the Termination Date.

  SECTION 2.4  Note.

  (a) The Loans of the Bank shall be evidenced by a Note executed by the Borrower and payable to the order of the Bank.

  (b) The Bank may record, and prior to any transfer of its Note may endorse, on the schedules forming a part of its Note appropriate notations to evidence the date and amount of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto and. The Bank is hereby irrevocably authorized by the Borrower so to record and endorse and to attach to and make a part of its Note a continuation of any such schedule as and when required, but failure to so record or endorse any notation shall not affect the Borrower's obligations hereunder or under the Note.

  SECTION 2.5  Facility Fees.

  (a) During the term of this Agreement, the Borrower shall pay to the Bank a Facility Fee on the Commitment at a rate per annum determined as follows:


Adjusted
Debt to Total Capital Ratio

               Over .40
     .40       but not over        Over
     or less       .55                   .55

Facility Fee
  .100 of 1%     .125 of 1%          .150 of 1%

  (b) The Borrower shall make each payment of Facility Fees hereunder not later than 11:00 a.m.
(Minneapolis time) on the date when due, in federal or other funds immediately available to the Bank.
Such Facility Fees shall accrue from and including the date of this Agreement to but excluding the Termination Date and shall be payable quarterly in arrears on the last day of each calendar quarter during the term hereof. Facility Fees shall be computed on the basis of a year of 365 days (or
366 days in a leap year) and paid for the actual number of days elapsed, including the first day but excluding the last day.

  SECTION 2.6  Duration of Interest Periods.  The
duration of each Interest Period shall be as specified in the applicable Notice of Borrowing.

  SECTION 2.7  Termination or Reduction of
Commitment.

  (a) The Borrower may, upon at least three
Business Days' notice to the Bank, terminate entirely at any time, or reduce from time to time by an aggregate amount of $5,000,000 or any larger multiple of $1,000,000, the amount of the Commitment in excess of the sum of the principal amount of all outstanding Loans.

  (b) If the Commitment is terminated in its entirety, all accrued Facility Fees shall be payable on the effective date of such termination. After the Commitment has been reduced or terminated, it may not be reinstated.

  SECTION 2.8  Funding Losses.  If the Borrower
makes any payment of principal with respect to any Loan, for any reason on any day other than the last day of an Interest Period applicable thereto, or if the Borrower fails to borrow any Fixed Rate
Loan, after a Notice of Borrowing has been given to the Bank in accordance with Section 3.1, the Borrower shall reimburse the Bank on demand for any resulting loss or expense incurred by it, including without limitation any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after any such payment; provided that the Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

  SECTION 2.9  Computation of Interest.  Interest
on Reference Loans shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed and including the first day but excluding the last day thereof. Interest on Fixed Rate Loans and Daily
Pricing Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period from and including the first day thereof to but excluding the last day thereof.

  SECTION 2.10  Lending Unlawful.  In the event
that any Regulatory Change shall make it unlawful or impossible for the Bank to make, maintain or fund any Loan as a Eurodollar Loan or Daily Pricing
Loan, the obligation of the Bank under Section 2.2 to make or maintain any Loan as a Eurodollar Loan or Daily Pricing Loan, shall upon the happening of such Regulatory Change, forthwith terminate and the Bank shall, by telephonic notice confirmed in writing to the applicable Borrower, declare that such obligation has so terminated. Upon receipt of such notice, the applicable Borrower shall immediately prepay in full the then outstanding principal amount of each such Eurodollar Loan or Daily Pricing Loan, together with accrued interest.
The Bank shall in the case of a Borrowing of Eurodollar Loans or Daily Pricing Loan, make a
Reference Loan in an amount equal to such Borrowing. If circumstances subsequently change so that the Bank shall no longer be so affected, it shall so notify the Borrower, whereupon the obligation of the Bank under Section 2.2 to make or maintain Eurodollar Loans and Daily Pricing
Loans shall be reinstated.

  SECTION 2.11  Funds Unavailable.
Notwithstanding any other provision of this Agreement, if, prior to the first day of the Interest
Period for a Fixed Rate Loan or Daily Pricing Loan, the Bank shall determine for any reason whatsoever (which determination shall be conclusive and binding on the applicable Borrower), that:

  (a) deposits in the relevant amount and for the relevant Interest Period are not available to the Bank in the relevant market, or

  (b) by reason of circumstances affecting the relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to such Fixed Rate Loan or Daily Pricing Loan,

then the Bank shall promptly give notice to the Borrower of such determination, and the obligation of the Bank under Section 2.2 to make or maintain any Loan as a Fixed Rate Loan or Daily Pricing Loan shall, upon such notification, forthwith terminate.
So long as the circumstances described in clause
(a) above shall continue, concurrently with any Borrowing of Fixed Rate Loans or Daily Pricing
Loans, the Bank shall make a Reference Loan in an amount equal to such Borrowing. If circumstances subsequently change so that the Bank shall no longer be so affected, the Bank shall so notify the Borrower, whereupon the obligation of the Bank under Section 2.2 to make or maintain Fixed Rate
Loans or Daily Pricing Loans shall be reinstated.

  SECTION 2.12  Increased Costs and Reduced
Returns.

  (a) If, after the date hereof, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, control bank or comparable agency charged with the interpretation or administration thereof or compliance by the Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

  (i)  shall subject the Bank to any tax, duty
or other charge with respect to (1) its obligation to make Fixed Rate Loans or Daily Pricing Loans, (2) such Loans, or (3) the Note, or shall change the basis of taxation of payments to the Bank of the principal of or interest on the Fixed Rate Loans or the Daily Pricing Loans or in respect of any other amount due under this Agreement in respect of such Loans or its obligation to make Fixed Rate
Loans or Daily Pricing Loans (except for changes in the taxation of the overall net income of the Bank);
or

  (ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal
Reserve System, but excluding any included in the Eurodollar Reserve Percentage), special deposit or similar requirement against assets of, or deposits with or for the account of, or credit extended by, the Bank or shall impose on the Bank or the interbank eurodollar market any other condition affecting (1) its obligation to make Fixed Rate
Loans or Daily Pricing Loans, (2) its Loans or (3) its
Note;

and the result of any of the foregoing is to increase the cost to the Bank of making or maintaining any such Loan, or to reduce the amount of any sum received or receivable by the Bank under this Agreement or under the Note with respect any such Loan, by an amount deemed by the Bank to be material, then, within 15 days after demand by the Bank, the Borrower agrees to pay to the Bank such additional amount or amounts as will compensate it for such increased cost or reduction.

  (b) If, after the date hereof, the Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by an' governmental authority, central bank or comparable agency charged with the interpretation or administration on thereof, or compliance by the Bank (or any corporation controlling the Bank) with any request or directive regarding capital adequacy
(whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's (or such controlling corporation's) capital as a consequence of its obligations hereunder to a level below that which the Bank (or such controlling corporation) could have achieved but for such adoption, change or compliance (taking into consideration the Bank's
(or such controlling corporation's) policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time, within 15 days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts as will compensate for such reduction.

  (c) The Bank will promptly notify the Borrower of any event of which it has knowledge, occurring after the date hereof, which will entitle the Bank to compensation pursuant to this Section 2.12 and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of the Bank, be otherwise disadvantageous to the Bank. A certificate of the Bank claiming compensation under this Section
2.13 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

  SECTION 2.13  Adjustments to Margins and
Facility Fees.  The CD Margin, the Eurodollar
Margin and the percentage applicable for calculating Facility Fees shall (i) initially be based upon the Adjusted Debt to Total Capital Ratio as of June 30, 1996 and (ii) thereafter be adjusted, to the extent applicable, 50 days (or, in the case of the last fiscal quarter of any fiscal year, 95 days) after the end of each fiscal quarter of the Borrower based on the Adjusted Debt to Total Capital Ratio as of the last day of such fiscal quarter; provided that if the Borrower fails to deliver the financial statements and compliance statement required by
Section 12.1(a) or (b) and Section 12.1(c) by the
50th (or, if applicable, the 95th) day after any fiscal quarter, the Adjusted Debt to Total Capital
Ratio shall be deemed to be greater than 0.55 until such statements and certificate are delivered.


           ARTICLE III
     PROCEDURES FOR BORROWING

  SECTION 3.1  Method of Borrowing.

  (a) The Borrower shall give the Bank a Notice of Borrowing (which may be given orally, but if so, shall be promptly confirmed by facsimile) no later than 12:00 noon (Minneapolis time) on the day of each Reference Borrowing and Daily Pricing Loan, at least one Business Day before each CD
Borrowing and at least three Business Days before each Eurodollar Borrowing specifying:

  (i) the date of such Borrowing, which shall be a Business Day,

  (ii) the aggregate amount of such Borrowing,

  (iii) whether the Loans comprising such
Borrowing are to be Reference Loans, CD Loans,
Daily Pricing Loans or Eurodollar Loans, and

  (iv) if a Eurodollar Borrowing or CD Borrowing, the duration of the Interest Period applicable to such Borrowing.

In the event that the Borrower does not request a new borrowing prior to the last day of any Interest
Period and does not otherwise provide funds to pay loans maturing on such day, the Borrower shall be deemed to have given the Bank a Notice of Borrowing requesting Reference Loans on such day in the principal amount of the Loans coming due on such day.

  (b) Not later than 5:00 p.m. (Minneapolis time) on the date of each Borrowing of a Loan, unless the Bank determines that any applicable condition specified in Article IV has not been satisfied, the Bank will make the funds available to the Borrower.
Notwithstanding the foregoing provisions of this Section, to the extent that a Loan matures on the date of a requested Loan, the Bank shall apply the proceeds of the Loan it is then making to the repayment of the maturing Loan.

  SECTION 3.2  Rate and Payment of Interest.

  (a) Reference Loans. Each Reference Loan shall bear interest on the outstanding principal amount thereof for each day from the date such Loan is made until it becomes due at a rate per annum equal to the Reference Rate for such day. Such interest shall be payable on the last day of each calendar quarter and on the Termination Date

  (b) Daily Pricing Loans. Each Daily Pricing Loan shall bear interest on the outstanding principal amount thereof for each day from the date such Loan is made until it becomes due at a rate per annum equal to the Daily Pricing Rate for such day.
Such interest shall be payable on the last day of each calendar quarter and on the Termination Date.

  (b) CD Loans. Each CD Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the applicable Fixed CD
Rate. Such interest shall be payable on the last day of the Interest Period therefor and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof.

  (d) Eurodollar Loans. Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the applicable
Fixed Eurodollar Rate. Such interest shall be payable on the last day of the Interest Period therefor and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

     (e) Interest After Maturity. . Any overdue principal of and, to the extent permitted by law, overdue interest on any Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the greater of (i) 1.00% in excess of the rate applicable to the unpaid principal amount immediately before it became due, or (ii)
1.00% in excess of the Reference Rate in effect from time to time.

  SECTION 3.3  Prepayment.

  (a) The Borrower may, upon notice to the Bank not later than (i) 4:00 p.m., Minneapolis time, on the date of prepayment in the instance of Daily
Pricing Loans, or (ii) one Business Day prior to the date of prepayment, in the instance of Loans of any other type, prepay any Loans in whole at any time, or from time to time in part in amounts aggregating $1,000,000 or any larger multiple of $100,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

  (b) Any prepayment of a Eurodollar Loan or a CD Loan prior to the last day of the Interest Period therefor shall be subject to Section 2.9.

  SECTION 3.4  General Provisions as to
Payments. The Borrower shall make each payment of principal of, and interest on, Loans hereunder not later than 11:00 a.m. (Minneapolis time) on the date when due, in federal or other funds immediately available to the Bank at its main office in Minneapolis, Minnesota. Whenever any payment of Facility Fees or principal of, or interest on, any Reference Loans, CD Loan or Daily Pricing Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Whenever any payment of principal of, or interest on, any Eurodollar Loans shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day unless as a result thereof it would fall in the next calendar month, in which case it shall be advanced to the next preceding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

            ARTICLE IV

     CONDITIONS TO BORROWINGS

  The obligation of the Bank to make a Loan on the occasion of any Borrowing pursuant hereto is subject to the satisfaction of the following conditions:

  SECTION 4.1  All Borrowings.  In the case of
each Borrowing:

  (a) receipt by the Bank of a Notice of Borrowing as required by Section 3.1;

  (b) the fact that, as of the time of and immediately after such Borrowing, no Default (or, in the case of a Borrowing of Refinancing Loans, no Event of Default) shall have occurred and be continuing;

  (c) the fact that the representations and warranties of the Borrower contained in this Agreement (excluding, in the case of a Refinancing
Borrowing, the representations and warranties set forth in Sections 5.4(c) and 5.5) shall be true on and as of the date of such Borrowing; and

  (d) the fact that, as of the time immediately after such Borrowing, the aggregate principal all Loans outstanding shall not exceed the Commitment.

Each Notice of Borrowing and Borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on such date as to the facts specified in clauses (b), (c) and (d) of this Section.

  SECTION 4.2  First Borrowing.  On or before
the date of the first Borrowing:

  (a) receipt by the Bank of the duly executed
Note, dated on or before the date of such Borrowing, complying with the provisions of
Section 2.4.

  (b) receipt by the Bank of an opinion of counsel for the Borrower, substantially in the form of Exhibit B hereto;

  (c) receipt by the Bank of a certificate signed by an officer of the Borrower, to the effect set forth in clauses (b), (c) and (d) of Section 4.1, and containing the resolutions of the Borrower authorizing the execution, delivery and performance of this Agreement and the Note; and

  (d) receipt by the Bank of an incumbency certificate which shall identify by name and title and bear the signatures of the officers of the Borrower authorized to sign this Agreement and the Note, upon which certificate the Banks shall be entitled to rely until informed in writing by the Borrower of any change.

  (e) the Multi-Facility Credit Agreement shall have been executed and delivered by all parties thereto, and the Borrower shall be entitled to borrow funds thereunder.


            ARTICLE V

  REPRESENTATIONS AND WARRANTIES

  The Borrower represents and warrants that:

  SECTION 5.1  Corporate Existence and Power.
The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Minnesota and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

  SECTION 5.2  Corporate and Governmental
Authorization: Contravention. The execution, delivery and performance by the Borrower of this Agreement and the Note are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the Articles of Incorporation or by-laws or other organizational documents of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or result in the creation or imposition of any Lien on any asset of the Borrower or any of the Borrower's Subsidiaries.

  SECTION 5.3  Binding Effect.  This Agreement
constitutes a valid and binding agreement of the Borrower, and the Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower.


  SECTION 5.4  Financial Information.

  (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries at December 31, 1995 and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Deloitte & Touche
LLP and set forth in the Borrower's annual report for the year ended December 31, 1995 as filed with the Securities and Exchange Commission on Form 10-K, a copy of which has been delivered to the Bank, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries at such date and their consolidated results of operations and cash flows for such fiscal year.

  (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries at September 30, 1996 and the related unaudited consolidated statements of income and cash flows for the three months then ended, set forth in the Borrower's quarterly report for the fiscal quarter ended September 30, 1996 as filed with the Securities and Exchange Commission on Form
10-Q, a copy of which has been delivered to the Bank, fairly present, in conformity with generally accepted accounting principles applied on a basis consistent with the financial statements referred to in paragraph (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries at such date and their consolidated results of operations and cash flows for such three-month period (subject to normal year-end adjustments).

  (c) Since December 31, 1995 there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

  SECTION 5.5  Litigation.   There is no action,
suit or proceeding pending, or to the knowledge of the Borrower threatened, against or affecting the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated
Subsidiaries, taken as a whole, or which in any manner questions the validity of this Agreement or the Note.

  SECTION 5.6  Compliance with ERISA.  The
Borrower and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA.

  SECTION 5.7  Taxes.  The Borrower and its
Subsidiaries have filed all foreign, United States federal, state and local income, excise and other tax returns which are required to be filed by them and have paid or made provision for the payment of all taxes which have become due pursuant to such returns or pursuant to any assessment in respect thereof received by the Borrower or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. The federal income tax liability, if any, of the Borrower and its Subsidiaries has been determined by the Internal
Revenue Service and paid for all years prior to and including the fiscal year ended December 31, 1984.

  SECTION 5.8  Subsidiaries.   Each of the
Borrower's Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

  SECTION 5.9  Not an Investment Company.
The Borrower is not an investment company within the meaning of the Investment Company Act of 1940, as amended.

  SECTION 5.10  Environmental Matters.  The
Borrower conducts in the ordinary course of business a review of the effect of existing
Environmental Laws and existing Environmental
Claims on business, operations and properties of the Borrower and its Subsidiaries, and as a result thereof the Borrower has reasonably concluded that such Environmental Laws and Environmental Claims could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries taken as a whole.

            ARTICLE VI

            COVENANTS

  The Borrower agrees that so long as the Bank has any Commitment hereunder or any amount payable under any Note remains unpaid:

  SECTION 6.1  Information.  The Borrower will
deliver to each of the Banks:

  (a) as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in accordance with the rules and regulations of the Securities and Exchange
Commission and audited by Deloitte & Touche LLP or other independent public accountants of nationally recognized standing;

  (b) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries at the end of such quarter and the related consolidated statements of income and cash flows for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer, the chief accounting officer or the vice president - treasurer of the Borrower;

  (c) simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 6.2 to 6.7, inclusive, on the date of such financial statements and (ii) stating whether there exists on the date of such certificate any Default and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

  (d) simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that there existed on the date of such statements any Default and (ii) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith pursuant to clause (c) above;

  (e) forthwith upon the occurrence of any Default, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

  (f) promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

  (g) promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and annual, quarterly or monthly reports which the Borrower shall have filed with the Securities and Exchange Commission;

  (h) if and when the Borrower or any member of the Controlled Group gives or is required to give notice to the PBGC of any reportable event, (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC;

  (i) from time to time such additional information regarding the financial position or business of the Borrower as the Bank may reasonably request;

  (j) as soon as available and in any event (i) within 90 days after the end of each fiscal year of the Borrower and (ii) within 45 days of the end of each of the first three quarters of each fiscal year of the Borrower, a consolidating balance sheet and the related consolidating statement of income, with respect only to the Borrower's operating businesses, for the relevant fiscal period (and, for interim fiscal quarters, for the portion of the year ended at the end of such quarter), certified as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer, the chief accounting officer or the vice president - treasurer of the Borrower;

  SECTION 6.2  Debt to Total Capital Ratio.  The
Debt to Total Capital Ratio will at no time exceed
 .60.

  SECTION 6.3  Minimum Consolidated
Shareholders' Equity.  Consolidated Shareholders'
Equity will at no time be less than the sum of (a)
$425,000,000 plus (b) 50% of Consolidated
Cumulative Net Income plus (c) 50% of the proceeds of all classes of equity securities issued by the Borrower after June 30, 1996.

  SECTION 6.4  Expense Ratio.  At any time
when the Debt to Total Capital Ratio exceeds .50, as of the end of each quarter of each of the Borrower's fiscal years, the ratio of

  (a) consolidated net income before taxes plus
(to the extent deducted in calculating net income before taxes) Interest Expense and rent expense to

  (b) Interest Expense and rent expense,

(the "Expense Ratio") calculated on a cumulative basis for the four most recent fiscal quarters
(excluding in each case interest and rent expense of any joint venture or other entity in which the Borrower or a Consolidated Subsidiary has an ownership interest but which is not a Subsidiary), will not be less than 1.5:1.0.

  SECTION 6.5  Negative Pledge.  Neither the
Borrower nor any Consolidated Subsidiary will create, assume or suffer to exist any Lien securing
Debt on any asset now owned or hereafter acquired by any of them, except:

  (a) Liens existing on the date of this Agreement
(it being understood that each such Lien which secures Debt in an aggregate principal amount of more than $1,000,000 is disclosed in the financial information referred to in Section 5.4);

  (b) any Lien existing on any asset of any corporation at the time such corporation becomes a Consolidated Subsidiary and not created in contemplation of such event;

  (c) any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any put of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within 90 days after the acquisition thereof;

  (d) any Lien on any asset of any corporation existing at the time such corporation is merged into or consolidated with the Borrower or a Consolidated Subsidiary and not created in contemplation of such event;

  (e) any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Consolidated Subsidiary and not created in contemplation of such acquisition;

  (f) any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

  (g) any Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

  (h) any Lien on trade receivables arising out of a Sale of Receivables; and

  (i) Liens not otherwise permitted by the foregoing clauses of this Section securing Debt in an aggregate principal amount at any time outstanding not exceeding 12.5% of Consolidated
Shareholders' Equity.

  SECTION 6.6  Consolidations, Mergers and
Sales of Assets. The Borrower will not merge or consolidate with any other non-affiliated Person or sell, lease, transfer or otherwise dispose of substantially all of its assets as an entirety to any other Person unless:

  (a) the Person surviving the merger or
consolidation is the Borrower; and

  (b) immediately after giving effect to any such action, no Default shall have occurred and be continuing.

  SECTION 6.7  Subsidiary Debt.  The Borrower
will not at any time permit the aggregate amount of all outstanding Debt of its Subsidiaries, excluding:

  (a) obligations assumed in connection with acquisitions;

  (b) Debt under this Agreement; and

  (c) Debt incurred in respect of any Sale of Receivables;

to exceed twenty percent (20%) of Consolidated
Shareholders' Equity.

  SECTION 6.8  Use of Proceeds.  The proceeds
of the Loans made and the issued under this Agreement will be used by the Borrower for general corporate purposes. None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. The
Borrower will not engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any such margin stock within the meaning of such Regulation U.

  SECTION 6.9  Environmental Laws.  The
Borrower shall, and shall cause each of its Subsidiaries to, conduct its operations in compliance with all Environmental Laws, except for such noncompliance which individually or in the aggregate would not be reasonably expected to result in material liability to the Borrower and its Subsidiaries taken as a whole.

  SECTION 6.10  Sales of Receivables.  the
Borrower shall not, and shall not permit any Subsidiary to, engage in any Sale of Receivables if the outstanding principal of loans secured in connection with all Sales of Receivables plus
(without duplication) the outstanding investment all receivables sold pursuant to Sales of Receivables would at any time exceed an amount of $50,000,000.


           ARTICLE VII

             DEFAULTS

  SECTION 7.1  Events of Default.  If one or more
of the following events ("Events of Default") shall have occurred and be continuing:

  (a) the Borrower shall fail to pay within three days of the date due any principal of any Loan; or the Borrower shall fail to pay within five (5) days of the date due any interest on any Loan, any fee or any other amount payable hereunder;

  (b) the Borrower shall fail to observe or perform any covenant contained in Sections 6.2 to 6.9, inclusive;

  (c) the Borrower shall fail to observe or perform any other covenant or agreement contained in this Agreement for 30 days after written notice thereof has been given to the Borrower by the Bank;

  (d) any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made;

  (e) any event or condition shall occur which results in the acceleration of the maturity of any Debt (other than the Note) of the Borrower or any of its Subsidiaries equal to or exceeding an amount of $20,000,000 in the aggregate for all such Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof; provided, however, that at any time the Borrower has Debt outstanding, obtained through one or more public or private placements thereof to institutional investors, with a principal amount of $25,000,000 or more outstanding, which has a threshold for cross-default similar to this subparagraph 7.1(e) lower than $20,000,000, the threshold for the purposes of this subparagraph 7.1(e) shall be the lowest threshold amount under any such financing;

  (f) the Borrower or any of its Material
Subsidiaries shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall fail generally to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing;

  (g) an involuntary case or other proceeding shall be commenced against the Borrower or any of its Material Subsidiaries seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any of its Material Subsidiaries under the federal bankruptcy laws or similar bankruptcy or insolvency laws of any other applicable jurisdiction as now or hereafter in effect;

  (h) The Borrower or any member of the
Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or the Borrower or any member of the Controlled Group shall file a distress termination notice with the PBGC and the amount of the Unfunded Vested Liabilities under that filing exceeds $5,000,000; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated;

  (i) a judgment or order for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any of its Subsidiaries and such judgment or order shall continue unsatisfied and unstayed for a period of 60 days;

  (j) any Person or two or more Persons acting in concert shall have acquired beneficial ownership
(within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities
Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Borrower;

  (k) within a period of twelve consecutive months, three-fourths of the directors of the board of directors of the Borrower shall have changed; or

  (l) any Event of Default shall occur under the Multi-Facility Credit Agreement;

then, and in every such event,

  (1) in the case of any of the Events of Default specified in paragraphs (a) through (e), or (h) through (l) above, the Bank may (i) by notice to the Borrower, terminate the Commitment and they shall thereupon terminate, and/or (ii) by notice to the Borrower declare the Note (together with accrued interest thereon) to be, and the Note shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and

  (2) in the case of any of the Events of Default specified in paragraph (f) or (g) above, without any notice to the Borrower or any other act by the Bank, the Commitment shall thereupon terminate and the Note (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.


           ARTICLE VIII

          MISCELLANEOUS

  SECTION 8.1  Notices.  All notices, requests
and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile or similar writing), except where specifically permitted to be given orally, and shall be given to such party at its address or facsimile number set forth on the signature pages hereof or such other address or telex number as such party may hereafter specify for the purpose by notice to the Bank and the Borrower. Each such notice, request or other communication shall be effective
(i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section and the appropriate confirmation is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or
(iii) if given by any other means, when delivered at the address specified in this Section; provided that notices to the Bank under Articles II and III shall not be effective until received. Any agreement of the Bank herein to receive certain notices by telephone or facsimile is solely for the convenience of and at the request of the Borrower. The Bank shall be entitled to rely on the authority of any Person purporting to be a Person authorized by the applicable Borrower to give such notice, and the Bank shall not have any liability to the Borrower or any other Person on account of any action taken or not taken by the Bank in reliance upon such telephonic or facsimile notice. The obligation of the Borrower to repay the Loans shall not be affected in any way or to any extent by any failure by the Bank to receive written confirmation of any telephonic or facsimile notice or the receipt by the Bank of a confirmation which is at variance with the terms understood by the Bank to be contained in the telephonic or facsimile notice.

  SECTION 8.2  No Waiver.  No failure or delay
by the Bank in exercising any right, power or privilege hereunder or under the Note shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

  SECTION 8.3  Expenses; Documentary Taxes.
The Borrower shall pay upon demand (i) all reasonable expenses of the Bank, including fees and disbursements of counsel for the Bank, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default by the Borrower hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Bank, including fees and disbursements of attorneys for the Bank (who may be employees of the Bank), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The
Borrower shall indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Note.

  SECTION 8.4  Amendments and Waivers.  Any
provision of this Agreement or the Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Bank.

  SECTION 8.5  Collateral.  The Bank represents
that it in good faith is not relying upon any "margin stock" (as defined in Regulation U of the Board of Governors of the Federal Reserve System) as collateral in the extension or maintenance of the credit provided for in this Agreement.

  SECTION 8.6  Successors and Assigns.   The
provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement.

    SECTION 8.7  Participations and
Information. The Bank may sell participation interests in any or all of the Loans and in all or any portion of the Commitment to any Person. The
Bank may furnish any information concerning the Borrower in the possession of the Bank from time to time to participants and prospective participants and may furnish information in response to credit inquiries consistent with general banking practice.

  SECTION 8.8  Minnesota Law.  This Agreement
and each Note shall be construed in accordance with and governed by the substantive laws of the State of Minnesota without regard to the choice of law provisions thereof.

  SECTION 8.9  Counterparts: Effectiveness.
This Agreement may be signed in any number of counterparts, each of which shall be an original, and all of which taken together shall constitute a single agreement, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Bank shall have received counterparts hereof signed by all of the parties hereto.

    SECTION 8.10  Consent to Jurisdiction.  AT
THE OPTION OF THE BANK, THIS AGREEMENT
AND THE NOTE MAY BE ENFORCED IN ANY
FEDERAL COURT OR MINNESOTA STATE COURT
SITTING IN MINNEAPOLIS OR ST. PAUL,
MINNESOTA; AND THE BORROWER CONSENTS
TO THE JURISDICTION AND VENUE OF ANY SUCH
COURT AND WAIVES ANY ARGUMENT THAT
VENUE IN SUCH FORUMS IS NOT CONVENIENT.
IN THE EVENT THE BORROWER COMMENCES ANY
ACTION IN ANOTHER JURISDICTION OR VENUE
UNDER ANY TORT OR CONTRACT THEORY
ARISING DIRECTLY OR INDIRECTLY FROM THE
RELATIONSHIP CREATED BY THIS AGREEMENT,
THE BANK AT ITS OPTION SHALL BE ENTITLED TO
HAVE THE CASE TRANSFERRED TO ONE OF THE
JURISDICTIONS AND VENUES ABOVE-DESCRIBED,
OR IF SUCH TRANSFER CANNOT BE
ACCOMPLISHED UNDER APPLICABLE LAW, TO
HAVE SUCH CASE DISMISSED WITHOUT
PREJUDICE.

    SECTION 8.11  Waiver of Jury Trial.  THE
BORROWER WAIVES ANY RIGHT TO A TRIAL BY
JURY IN ANY ACTION OR PROCEEDING TO
ENFORCE OR DEFEND ANY RIGHTS (a) UNDER
THIS AGREEMENT OR UNDER ANY AMENDMENT,
INSTRUMENT, DOCUMENT OR AGREEMENT
DELIVERED OR WHICH MAY IN THE FUTURE BE
DELIVERED IN CONNECTION HEREWITH OR (b)
ARISING FROM ANY BANKING RELATIONSHIP
EXISTING IN CONNECTION WITH THIS
AGREEMENT, AND AGREES THAT ANY SUCH
ACTION OR PROCEEDING SHALL BE TRIED
BEFORE A COURT AND NOT BEFORE A JURY.


  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PENTAIR, INC.
By:___________________________________
                             Title:__________________________________

Waters Edge Plaza
1500 County Road B2 West
St. Paul, Minnesota 55113
Attention: Chief Financial Officer
Telecopy: (612) 639-5209
Telephone: (612) 636-7920

FIRST BANK NATIONAL ASSOCIATION
By:___________________________________
                             Title:__________________________________
601 2nd Ave. S.
Minneapolis, MN  55402-4302
Attention: Mark R. Olmon
Telephone: (612) 973-1085
Fax: (612) 973-0824

                                     EXHIBITS

    Exhibit        Contents

      A            Form of Note

      B            Form of Legal Opinion

EXHIBIT A
                                     PROMISSORY NOTE

$25,000,000
Minneapolis, Minnesota: November 15, 1996

    FOR VALUE RECEIVED, the undersigned
PENTAIR, INC., a Minnesota corporation (the
"Borrower"), promises to pay to the order of FIRST
BANK NATIONAL ASSOCIATION, a national
banking association (the "Bank"), on the due date or dates determined under the Credit Agreement hereinafter referred to, the principal sum of TWENTY FIVE MILLION DOLLARS ($25,000,000), or if less, the then aggregate unpaid principal amount of the Loans (as such terms are defined in the Credit Agreement) as may be borrowed by the Borrower under the Credit Agreement. All Loans and all payments of principal shall be recorded by the holder in its records which records shall be conclusive evidence of the subject matter thereof, absent manifest error.

    The Borrower further promises to pay to the order of the Bank interest on the aggregate unpaid principal amount hereof from time to time outstanding from the date hereof until paid in full at the rates per annum which shall be determined in accordance with the provisions of the Credit
Agreement. Accrued interest shall be payable on the dates specified in the Credit Agreement.

    All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the Bank's office at 601 2nd Ave. S., Minneapolis, Minnesota 55402-4302, or at such other place as may be designated by the Bank to the Borrower in writing.

    This Note is the Note referred to in, and evidences indebtedness incurred under, a Credit
Agreement dated as of November 15, 1996
(herein, as it may be amended, modified or supplemented from time to time, called the "Credit
Agreement") between the Borrower and the Bank, to which Credit Agreement reference is made for a statement of the terms and provisions thereof, including those under which the Borrower is permitted and required to make prepayments and repayments of principal of such indebtedness and under which such indebtedness may be declared to be immediately due and payable.

    All parties hereto, whether as makers,
endorsers or otherwise, severally waive
presentment, demand, protest and notice of dishonor in connection with this Note.

    This Note is made under and governed by
the internal laws of the State of Minnesota.

                             PENTAIR, INC.


                             By:____________________________________

                             Title:__________________________________

EXHIBIT B

Opinion of Counsel

First Bank National Association
601 2nd Ave. S.
Minneapolis, MN 55402-4302
Attention:

Ladies/Gentlemen:

    We have acted as counsel for PENTAIR,
INC., (the "Borrower"), and we are delivering to you this opinion of counsel upon which you may rely, in connection with a Credit Agreement, dated as of November 15, 1996, entered into between the Borrower and your Bank (the "Credit
Agreement"), and the transactions and other documents, including the Note, described therein
(the "Loan Documents"). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned to such terms in the Credit Agreement.

    In so acting, we, as counsel for the
Borrower, have made such factual inquiries, and have examined or caused to be examined such questions of law, as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such inquiries and examinations, advise you that, in our opinion:

    (1)  The Borrower and each of its
Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the state of their respective incorporation, and each is duly qualified and in good standing as a foreign corporation in all other jurisdictions in which its respective present operations or properties require such qualification.

    (2)  The Borrower has full corporate power
and authority to own and operate its properties and assets, carry on its business as presently conducted, and enter into and perform its obligations under the Loan Documents to which it is a party.

    (3)  The execution and delivery of the Loan
Documents to which the Borrower is a party, the performance by the Borrower of its obligations thereunder, and the borrowing by the Borrower under the Credit Agreement, have been duly authorized by all necessary corporate action, and all of said Loan Documents have been duly executed and delivered on behalf of the Borrower and constitute valid and binding obligations of the Borrower, enforceable in accordance with their respective terms.

    (4)  There is no provision in the Borrower's
Articles of Incorporation or By-Laws, nor any provision in any indenture, mortgage, contract or agreement to which the Borrower is a party or by which it or its properties may be bound, nor any law, statute, rule or regulation, nor any writ, order or decision of any court or governmental instrumentality binding on the Borrower which would be contravened by the execution and delivery of the Loan Documents to which the Borrower is a party, nor do any of the foregoing prohibit the Borrower's performance of any term, provision, condition, covenant or any other obligation of the Borrower contained therein.

    (5)  There are no actions, suits or
proceedings pending or, to the best of our knowledge after due inquiry, threatened against or affecting the Borrower before any court or arbitrator or by or before any administrative agency or government authority in which there is a reasonable possibility of an adverse decision which would materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Subsidiaries taken as a whole.

    (6)  Neither the making nor performance of
the Loan Documents, nor the borrowing(s) under the Credit Agreement, requires the consent or approval of any governmental instrumentality.

    (7)  The Borrower is not a "holding
company", a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", within the meaning of the Public Utility Holding
Company Act of 1935, as amended.

    (8)  The Borrower is not an "investment
company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended.

    (9)  The Borrower is not engaged in the
business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), and, to the best of our knowledge after due inquiry, no part of the proceeds of any loan under the Credit Agreement will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

Very truly yours,